BIOSTAR PHARMACEUTICALS, INC.

                              ARTICLES OF AMENDMENT


Biostar Pharmaceuticals, Inc., a Maryland corporation having its principal office in Cockeysville, Maryland (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Articles of Incorporation of the corporation dated March 23, 2007 are hereby amended by striking out Article SIXTH of the Articles of Incorporation and inserting in lieu thereof the following:

"SIXTH:

Section (1). Authorized Shares of Capital Stock

(a) Authorized Shares. The total number of shares of stock of all classes which the corporation has authority to issue is one hundred and ten million (110,000,000) shares of capital stock, of which (i) 100,000,000 shares shall be designated common stock, $0.001 par value per share, and of the aggregate par value of One Hundred Thousand Dollars ($100,000) ("Common Stock"), (ii) 5,000,000 shares shall be designated Series A Convertible Preferred Stock, $0.001 par value and of the aggregate par value of Five Thousand Dollars ($5,000) ("Series A Preferred") and (iii) 5,000,000 shares shall be designated Blank Check Preferred Stock, $0.001 par value per share and of the aggregate par value of Five Thousand Dollars ($5,000) ("Blank Check Preferred Stock"), which Blank Check Preferred Stock may be issued in one or more classes or series as described in Section (3) hereof. The Common Stock, the Series A Preferred and each class or series of Blank Check Preferred Stock shall each constitute a separate class of stock of the Corporation.

The Board of Directors of the corporation (the "Board of Directors") may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section (4) hereof.

The Common Stock, the Series A Preferred and the Blank Check Preferred Stock are collectively referred to herein as "Capital Stock." The aggregate par value of all the corporation's authorized Capital Stock having par value is $110,000.00.

Section (2). Common Stock

(a) Subject to the provisions of Sections (3) and (4) of this Article SIXTH, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(i) Voting Rights. Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

(ii) Dividend Rights. Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the corporation's stock, may be paid on the Common Stock of the corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

(iii) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the corporation are entitled, together with the holders of any other class or series of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the corporation.

Section (3).  Series A Preferred

The Series A Preferred shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(a) Rank. The Series A Preferred shall, with respect to rights on liquidation, rank (i) junior to, or on a parity with, as the case may be, any other series of the Blank Check Preferred Stock established by the board of directors of the corporation, the terms of which shall specifically provide that such series shall rank senior to, or on parity with, as the case may be, the Series A Preferred with respect to dividend rights and rights on liquidation and (ii) senior to any other equity securities of the Corporation, including all classes of the corporation's Common Stock. (All of such equity securities of the corporation to which the Series A Preferred ranks prior, are at times collectively referred to herein as the "Junior Securities").

(b) No Dividend Rights. The Series A Preferred shall not be entitled to any dividends.

(c) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders an amount in cash equal to ten dollars ($10.00) for each share outstanding (the "Liquidation Amount") before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of Series A Preferred shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of any other series of the Blank Check Preferred Stock having liquidation rights ranking prior to the shares of Series A Preferred shall have been paid in full. If the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred and any outstanding shares of any other series of the Blank Check Preferred Stock having liquidation rights on parity with the shares of Series A Preferred, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred and the holders of outstanding shares of such other series of the Blank Check Preferred Stock are entitled were paid in full. The consolidation or merger of the corporation with another entity shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation and shall not give rise to any rights provided for in this Section 3(c)(i).

               (ii) The liquidation payment with respect to each fractional share of Series A Preferred outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred.

(d) Conversion.

                 (i) Each share of Series A Stock shall automatically be converted into shares of Common Stock at the Conversion Price (as such term hereinafter defined) for such share, determined as hereafter provided, immediately upon the closing of the corporation's sale of its Common Stock in an offering pursuant to a registration statement under the Securities Act of 1933, as amended (a "Qualified IPO"). The date of such closing is hereinafter referred to as the "Automatic Conversion Date". In connection with a Qualified IPO, prior to the initial filing of a registration statement related to the Qualified IPO, the corporation shall obtain from a person, firm or entity engaged in the business of providing evaluations or appraisals of the value of securities of companies which is selected in good faith by the Board of Directors of the corporation and is independent of the corporation (the "Valuation Firm") a valuation of the Common Stock on a per share basis (the "Valuation Price") For purposes hereof, the term "Conversion Price" shall mean the price equal to the product obtained by multiplying (x) 1/3, times (y) 80% of the Valuation Price. The number of shares of Common Stock issuable upon conversion of one share of Series A Preferred shall be the quotient obtained by dividing (A) $10 by (B) the Conversion Price. No fractional shares of Common Stock may be issued upon the conversion of any share or shares of the Series A Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The Conversion Price shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, or similar change in the corporation's Common Stock. Except as set forth herein, neither the corporation nor any holder of Series A Preferred shall have the right to convert, or require the conversion of, Series A Preferred into Common Stock or any other security or property of the corporation or any other person.

              (ii) Mechanics of Conversion. No later than five business days after the Automatic Conversion Date, the corporation shall deliver or cause to be delivered a notice to each holder of the Series A Preferred (A) stating that the Series A Preferred has been converted; (B) setting forth the number of full shares of Common Stock to be issued due to such conversion as determined in accordance with this Section (3)(d); (C) informing the holder of the address of the Company or agent to which the holder may deliver its Series A Preferred certificate in exchange for a Common Stock certificate representing the number of shares into which such holder's Series A Preferred has been converted. Such conversion shall be deemed to have been made upon the surrender of the certificate for the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time.

(e) Registration Rights. (i) Piggyback Rights. The corporation, for a period of two years after the Automatic Conversion Date, will give written notice to each holder of Common Stock issued upon conversion of Series A Preferred not less than 20 days in advance of the initial filing of any registration statement under the Securities Act of 1933, as amended (other than a registration statement pertaining to securities issuable pursuant to employee stock option, stock purchase, or similar plans or a registration statement pertaining to securities issuable in connection with the acquisition of a business, whether through a merger, consolidation, acquisition of assets, or exchange of securities), covering any Common Stock or other securities of the corporation, and will afford the holder the opportunity to have included in such registration statement all or such part of the shares of Common Stock acquired upon conversion of the Series A Preferred, as may be designated by written notice to the corporation not later than ten days following receipt of such notice from the corporation. The corporation shall be entitled to exclude the shares of Common Stock held by the holder from any one, but not more than one, such registration if either the corporation or the underwriter in connection with offering to be made pursuant to such registration statement in its sole discretion decides that the inclusion of such shares will materially interfere with the orderly sale and distribution of the securities being offered under such registration statement by the corporation. Notwithstanding the foregoing, the corporation shall not be entitled to exclude the shares of Common Stock held by an holder if shares of other shareholders are being included in any such registration statement and, in such circumstances, the holder shall be entitled to include the shares of Common Stock held by the holder on a pro-rata basis in the proportion that the number of shares of Common Stock held by the holder bears to the shares of Common Stock held by all other shareholders including shares in such registration statement. The holder shall not be entitled to include shares in more than two registration statements pursuant to the provisions of this Section (3)(e), and all rights of any holder under this Section (3)(e) shall terminate after the holder has included shares of Common Stock in two registration statements pursuant to this Section (3)(e).

(ii) Expenses. The corporation will pay all out-of-pocket costs and expenses of any registration effected pursuant to the provisions of Section (3)(e)(i), including registration fees, legal fees, accounting fees, printing expenses (including such number of any preliminary and the final prospectus as may be reasonably requested), blue sky qualification fees and expenses, and all other expenses, except for underwriting commissions or discounts applicable to the shares of Common Stock being sold by the holder and the fees of counsel for the holder, all of which shall be paid by the holder.

(f) Lockup. Upon completion of the Qualified IPO and the automatic conversion of the shares of Series A Preferred into shares of Common Stock ("Conversion
Shares"), as provided herein, the holders of such Conversion Shares may not, without obtaining the prior written consent of the corporation, directly or indirectly sell, offer to sell, grant an option for the sale of, transfer, assign, hypothecate, pledge, distribute or otherwise dispose of or encumber any Conversion Shares or any beneficial interest therein for a period of 150 days following the Automatic Conversion Date; provided, however, after the expiration of 90 days after the Automatic Conversion Date a holder may sell up to one-third of the Conversion Shares issued to such holder, and after the expiration of 120 days following the Automatic Conversion Date a holder may sell up to an additional one-third of the Conversion Shares issued to such holder.

(g) Voting Rights. Except as provided in this Section (3)(g), or as otherwise from time to time required by law, the Series A Preferred shall have no voting rights. So long as any shares of Series A Preferred remain outstanding, the consent of the holders of at least 51% of the shares of Series A Preferred outstanding at the time voting separately as a class, given in person or by proxy, either in writing at any special or annual meeting called for the purpose, shall be necessary to permit, effect, or validate any one or more of the following:

(i) The authorization, creation, or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking equal or prior to the Series A Preferred; or

(ii) The amendment, alteration, or repeal, whether by merger, consolidation, or otherwise, of any of the provisions of the Articles of Incorporation of the corporation which would alter or change the powers, preferences, or special rights of the shares of the Series A Preferred so as to affect them adversely; provided, however, that any increase in the amount of authorized Series A Preferred, or the creation and issuance of series of Blank Check Preferred Stock with dividend rights or ranking junior to the Series A Preferred with respect to the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights.

(h) Redemption Option of Holder Upon Failure to Close a Qualified IPO.

(i) If the corporation does not consummate a Qualified IPO on or before one year after the first issuance of shares of Series A Preferred (the "IPO Deadline"),, each holder of Series A Preferred shall have the right to require the corporation to redeem all or a portion of the shares of Series A Preferred at a price per share equal to the Liquidation Amount. If a Qualified IPO is not consummated on or before the IPO Deadline, then within five (5) days after the IPO Deadline the corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder. At any time after the earlier of a holder's receipt of a Notice of Triggering Event any holder of shares of Series A Preferred then outstanding may require the corporation to redeem up to all of such holder's shares of Series A Preferred by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the corporation, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A Preferred that such holder is electing to redeem.

(ii) Payment of Redemption Price. Upon the corporation's receipt of a Notice(s) of Redemption at Option of Holder from any holder, the corporation shall immediately notify each holder by facsimile of the corporation's receipt of such notice(s). The corporation shall deliver on or before the tenth (10th) day after the corporation's receipt of the first Notice of Redemption at Option of Holder the applicable redemption price to all holders that deliver a Notice of Redemption at Option of Holder prior to the fifth day after the corporation's receipt of the first Notice of Redemption at Option of Holder. If the corporation is unable to redeem all of the shares of Series A Preferred submitted for redemption, the corporation shall redeem a pro rata amount from each holder based on the number of shares of Series A Preferred submitted for redemption by such holder relative to the total number of shares of Series A Preferred submitted for redemption by all holders.


Section (4).  Blank Check Preferred Stock

(a) The Blank Check Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Blank Check Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including, without limitation: the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section (5).  Classification and Reclassification of Capital Stock

(a) Subject to the provisions of these Articles of Incorporation, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock, shares of Series A Preferred or shares of a class or classes or series of Blank Check Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:

(i) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii) Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for purchase or redemption of, any Capital Stock of the corporation, or upon any other action of the corporation, including action under Section (1) and this Section (5), and, if so, the terms and conditions thereof.

(viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and these Articles of Incorporation of the Corporation.

(b) For the purposes hereof and of any articles supplementary to these Articles of Incorporation providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of Capital Stock of the corporation shall be deemed to rank:

(i) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

Section (6). No Preemptive Rights.

No holder of any shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the corporation.

Section (7). Authority of Board of Directors to Issue Authorized Stock or Convertible Securities without Stockholder Approval.

The board of directors of the corporation is authorized, from time to time to issue any additional stock or convertible securities of the corporation which the corporation has authority to issue without the approval of the stockholders of the corporation.

Section (8). Provisions, if any, governing the restriction on the transferability of any of the shares of stock of the corporation may be set forth in the Bylaws of the corporation or in any agreement or agreements duly entered into.

Section (9). To the extent permitted by Section 2-104(b)(5) of the Maryland General Corporation Law, notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

SECOND: The amendment to the Articles of Incorporation of the corporation herein made advised by the Board of Directors and approved by the sole shareholder of the corporation on May 29, 2007.

THIRD: Prior to the amendment, the total number of shares of all classes of stock of the corporation authorized was one hundred and ten million (110,000,000) shares of the par value of $.001 each and of the aggregate par value of One Hundred and Ten Thousand Dollars ($110,000).

FOURTH: The undersigned President of the corporation acknowledges these Articles of Amendment to be the corporate act of the corporation and as to all matters or facts required to be verified under oath, the undersigned President of the corporation acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary on this 30 day of July, 2007.

                                    BIOSTAR PHARMACEUTICALS, INC.


                                      By: /s/ MICHAEL SEGAL
                                          ------------------
                                          Name: Michael Segal
                                          Title: President



                                      By: /S/ ELAINE ZHAO
                                          ---------------
                                          Name: Elaine Zhao
                                          Title: Secretary